                                                                              News
                                                  Release

                                Vectren Corporation
                                P.O. Box 209
                                Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE
November 22, 2006

Contact: Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor Relations - Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren’s Gas Marketing Joint Venture Settles
Alabama Civil Lawsuit

Evansville, Ind. -- Vectren Corporation (NYSE: VVC) announced today that ProLiance Energy LLC, a gas marketing firm based in Indianapolis and co-owned by Vectren and Citizens Gas and Coke Utility, has agreed to settle a 2002 civil lawsuit between the City of Huntsville, Alabama and ProLiance. The $21.6 million settlement relates to a dispute over a contractual relationship with Huntsville Utilities during 2000-2002.

ProLiance earnings for their fiscal year ended September 30, 2006, are expected to be approximately $79 million, after recording a settlement charge of $18.3 million to increase its book reserve to $21.6 million. ProLiance earnings were $53.2 million for the same period in 2005. Vectren is a 61% equity investor in ProLiance and will reflect its share of the net charge, $6.6 million after tax, or $0.09 per share, in its fourth quarter results.

ProLiance President, John R. Talley stated “Although ProLiance continues to believe the trial court result was not supported in law or in fact, this settlement eliminates a long-standing dispute and the risks, uncertainties and distraction of further litigation.”

“Since ProLiance began providing gas marketing services in 1996 it has focused on reliability of supply and price competitiveness. The unprecedented high energy costs that occurred in the winter of 2000-2001 prompted a great deal of dispute and litigation across the nation. Unfortunately, this particular dispute could not be resolved without litigation and ultimately mediation. We remain confident in ProLiance’s ability to continue as a leading gas marketer as evidenced by the recent MASTIOGALE Natural Gas Marketer Customer Value Study which rated ProLiance as the top-ranked natural gas marketer in the country,” said Carl L. Chapman, chief operating officer of Vectren.

Background
In 2002, the City of Huntsville, Alabama (Huntsville Utilities) filed a civil lawsuit asserting claims concerning a contract for the provision of portfolio services during 2000-2002. In April 2005, Huntsville Utilities was awarded compensatory damages of $8.3 million, punitive damages of $25.0 million and attorneys’ fees and expenses. ProLiance posted an appeal bond in the sum of $38.9 million. In 2004, ProLiance recorded a reserve of $3.9 million reflective of their assessment of the lower end of the range of potential exposure and inclusive of estimated litigation costs. The appeal process was initiated in July 2005. A cross-appeal was filed by Huntsville seeking to increase the judgment to in excess of $54 million. The appeal was orally argued in October 2006. After the argument, the Court of Appeals ordered further mediation by the parties. As a result of that mediation, on November 21, a proposed settlement to resolve all aspects of the case for the sum of $21.6 million was approved by the Huntsville Gas Board and City Council.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

About ProLiance
ProLiance Energy, LLC is a natural gas marketer headquartered in Indianapolis, Indiana, with sales offices in Illinois, Kentucky, Michigan, Missouri, Ohio and Texas. ProLiance serves natural gas customers in 18 states in the Midwest and Southeast. ProLiance is jointly owned by affiliates of Citizens Gas and Coke Utility and Vectren Corporation.

Safe Harbor for Forwarding Looking Statements
This document contains forward-looking statements, which are based on management’s beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on February 16, 2006.